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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE         Contact:   Donald L.Drakeman
---------------------                    Chief Executive Officer
                                         Medarex, Inc.
                                         908-713-6001


                    MEDAREX LAUNCHES HUMAN ANTIBODY BUSINESS



ANNANDALE, NJ, OCTOBER 23, 1997, Medarex, Inc. (NASDAQ: MEDX) announced today that it has completed the acquisition of GenPharm International, Inc. and the HuMAb-Mouse technology and is now in the business of creating and developing human antibodies for itself and others. In addition to developing new products to use with its core Bispecific technology, the Company expects to offer a full range of antibody development capabilities, including the patented HuMAb-Mouse, which produces high affinity fully human antibodies to a target antigen in about three to six months. In addition, Medarex has an experienced clinical development and operations team that manufactures and oversees the five Medarex antibody products that are currently in the clinic. Medarex also operates a Phase III GMP antibody production facility in Annandale, New Jersey.

Medarex will offer a number of business advantages to its potential partners:

Medarex's partners will have the option to use the HuMAb-Mouse technology at their facilities, under their own control.
Medarex's partners can have access to its expertise in the creation, scale-up and production of monoclonal antibodies.
Medarex's partners can have access to its proprietary Bispecific and antibody engineering technology.
Medarex is fully committed to the HuMAb-Mouse technology and is expanding its existing transgenic capability to provide further improvements to the technology.

"Antibody therapeutics represent the largest category of biotechnology products in clinical trials, and the HuMAb-Mouse technology is an excellent tool to develop new higher affinity human antibodies. Affinities as high as10/12 /have been obtained using this technology,/"/ said Donald L. Drakeman, President and CEO of Medarex. " Not only will Medarex utilize the HuMAb-Mouse to create its own proprietary products, but we have a new business opportunity as other companies begin to target the thousands of new
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antigens that have been discovered through advances in genomics and molecular biology."

"Adding GenPharm's discovery technology to Medarex's Bispecific platform and clinical and manufacturing capabilities creates strong synergies," said Jonathan MacQuitty, CEO of GenPharm. "Medarex will be able to offer a unique array of services."

Medarex will acquire GenPharm for up to $65 million in shares of Medarex common stock. In payment for the acquisition, Medarex will issue approximately 3.5 million shares of common stock to GenPharm's shareholders in 1997 to satisfy a portion of the purchase price. These shares will be subject to certain "lock-up" restrictions until the end of 1998. However, these shares can be sold through an offering managed by a placement agent of Medarex's choice prior to that date. At the end of 1998, Medarex will issue additional shares to cover any remaining balance of the purchase price. The additional shares will only be due to the extent that GenPharm has received certain patent license fees and related payments due from third parties.

As part of the acquisition, Medarex expects to receive cash of $33 Million by the end of 1998 through a combination of GenPharm's cash on hand and the certain patent license fees and related payments from third parties mentioned above. Medarex will also obtain three new corporate partnerships with Eisai Company Ltd., Centocor, Inc. and LeukoSite, Inc.

Medarex is a biopharmaceutical company developing antibody-based therapeutics. The Company employs several core technologies including Bispecific antibodies which enhance and direct the body's own immune system to fight disease, the HuMAb-Mouse antibody development system for the creation of high affinity human antibodies, and immunotoxin technology. Medarex has five products in clinical development including the anti-cancer Bispecifics MDX-210 and MDX-447, MDX-33 for autoimmune disease, MDX-RA for the prevention of secondary cataracts, and MDX-22 for acute myeloid leukemia.

Certain statements in this press release consist of forward looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the risks of new business opportunities and uncertainties regarding the receipt of the patent license fees and third party payments.